EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:

THE GABELLI UTILITY TRUST (the "Trust")
EXHIBIT TO ITEM 77C


On May 14, 2001, the Trust held its Annual Meeting of
Shareholders to elect four Trustees of the Trust. The results of the proposal are as follows:

1.	TO ELECT FOUR (4) TRUSTEES OF THE TRUST.

                                                                PERCENT
                                                     REPRESENTED AT THE
                                                      MEETING VOTING IN
                                                       FAVOR(COMMON AND
                                                              PREFERRED
                                                           SHAREHOLDERS
                          FOR             WITHHOLDING         VOTING AS
                                          AUTHORITY      A SINGLE CLASS

Mario J. Gabelli     8,387,377.2966       63,979.549             99.24%
Thomas E. Bratter    8,380,684.3573       70,672.4883            99.16%
Felix J. Christiana  8,372,640.2444       78,716.60173           99.07%
Vincent D. Enright   8,366,338.8867       85,017.9589            98.99%

The remaining Trustees in office are: Anthony J. Colavita,
James P. Conn, Frank J. Fahrenkopf, Jr., John D. Gabelli, Robert
J. Morrissey, Karl Otto Pohl, Anthony R. Pustorino and Salvatore
J. Zizza.